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                                 PRESS RELEASE
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Date:    June 30, 2000

Contact: Robert Schaal, Gulf States Steel, Inc. (256/543-6105)

GADSDEN, ALABAMA-- Gulf States Steel, Inc. of Alabama was advised today by the Executive Director of the Emergency Steel Loan Guarantee Board that no action was taken on its application for a loan guarantee; however, the Company was informed that some of the other applicants were being notified that their applications had been approved. The Company has requested the opportunity to submit additional information to the Board and is arranging to meet with the Board's staff to answer any questions they might have before a final decision is made.

In a separate development, the Company's debtor-in-possession lenders have agreed to a three-month extension of the maturity date of their loans to September 30, 2000. The extension is conditioned upon the payment of certain fees and court approval.